PEABODY ENERGY
News Release

CONTACT:
Vic Svec
(314) 342-7768

FOR IMMEDIATE RELEASE
July 20, 2010

PEABODY ENERGY ANNOUNCES RESULTS
FOR THE QUARTER ENDED JUNE 30, 2010

•	Quarterly EBITDA grows 35% over prior year to $440 million and operating profit increases 51% to $324 million

•	EPS more than doubles to $0.76; adjusted EPS increases 38% to $0.69

•	Revenues rise 24%, driven by a 93% increase in Australia revenues

•	Australia EBITDA rises 75% to $224 million on higher volumes and pricing

•	New five-year $2 billion credit facility completed, incurring $9.3 million in charges

•	Raising midpoint of full-year EBITDA and EPS targets

ST. LOUIS, July 20 – Peabody Energy (NYSE: BTU) today reported that second quarter 2010 EBITDA rose 35 percent over the prior year to $440.4 million. Income from continuing operations increased $124.7 million to $214.7 million. Diluted earnings per share from continuing operations was $0.76 compared with $0.32 in the prior year. Adjusted income from continuing operations rose 38 percent to $0.69 per share.

“Peabody delivered yet another quarter of outstanding results, with expanded margins and cash flows driven by both our Australia and U.S. mining operations,” said Peabody Chairman and Chief Executive Officer Gregory H. Boyce. “Our global platform is expected to continue to capitalize on rising volumes and prices, and the continuation of our strong operating performance. We expect second half results to be stronger than the first.”

RESULTS FROM CONTINUING OPERATIONS

Second quarter 2010 sales volumes of 59.7 million tons were slightly ahead of prior-year levels, and included a 28 percent increase in Australia shipments. Revenues rose 24 percent to $1.66 billion, led by a $288.4 million increase in Australian revenues.

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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 2

Quarterly EBITDA increased to $440.4 million, led by $149.2 million in higher contributions from mining operations. In the United States, EBITDA was $278.7 million compared with $225.4 million in the prior year. Improvements related to higher average realized prices in the Midwest and lower costs in the West that drove a 24 percent margin per ton expansion. Australian EBITDA reached $223.6 million on higher volumes and a nearly 50 percent increase in realized prices. Second quarter realized metallurgical coal prices increased 22 percent above the prior year, and realized export thermal coal prices rose 28 percent. Australian margins grew 42 percent to $34.69 per ton. Trading and Brokerage delivered $14.3 million of EBITDA compared with $35.5 million in the prior year, due to reduced market activity and the timing of transactions.

Operating profit increased 51 percent to $324.4 million, and operating profit per ton rose 50 percent to $5.43. Second quarter income from continuing operations rose 139 percent to $214.7 million and adjusted income from continuing operations totaled $195.4 million. Diluted earnings per share from continuing operations reached $0.76 compared with $0.32 in the prior year. Adjusted earnings per share rose 38 percent to $0.69.

Results included $9.3 million ($0.02 per share after tax) in refinancing charges related to a new five-year senior unsecured credit facility.

Compared with the first six months of 2009, year-to-date 2010 EBITDA rose 22 percent, operating profit increased 30 percent, and income from continuing operations rose 52 percent. Cash flow from operations totaled $456.4 million year to date, led by second quarter cash flow of $292.4 million.

Summary of Adjusted Income and Diluted Earnings Per Share

(Dollars in Millions, Except Per Share Data)	Quarter Ended		Six Months Ended
	June	June	June	June
	2010	2009	2010	2009
Income from Continuing Operations	$214.7	$90.0	$351.8	$231.2
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	(19.3)	47.7	(13.9)	46.8

Adjusted Income from Continuing Operations(1)	$195.4	$137.7	$337.9	$278.0

Diluted EPS	$0.76	$0.32	$1.26	$0.83
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	(0.07)	0.18	(0.05)	0.18

Adjusted Diluted EPS (1)	$0.69	$0.50	$1.21	$1.01

(1)	Represents non-GAAP financial measures defined at the end of this release and illustrated in the reconciliation of EBITDA tables after this release.

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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 3

Corporate Recognition

During the quarter, Peabody also was recognized by Bloomberg BusinessWeek’s “50 Top Performers” list, an annual ranking of the 50 best-performing companies in the Standard & Poor’s 500 Index based on five-year total shareholder return.

GLOBAL COAL MARKETS AND PEABODY’S POSITION

International Markets

International markets continued to strengthen in the second quarter, led by rising imports in China, India and the recovering developed economies in Asia. As a result, Australian thermal coal prices are running more than 40 percent ahead of the prior year and are above the prices at the beginning of both the first and second quarters. And benchmark metallurgical coal prices for the third quarter have settled more than 12 percent above second quarter agreements.

•	China’s key statistics for the first six months of the year show power generation up 19 percent over 2009, with total exports of goods up 35 percent, steel production up 22 percent and vehicle sales up 48 percent.

•	China’s year-to-date net coal imports through June are estimated at 70 million tonnes, nearly double the 36.5 million tonnes in the comparable prior-year period. Peabody expects China net imports to set a record in 2010 given ongoing mine consolidation, rising domestic coal production costs, rail congestion, limited supplies of high quality hard coking coal, and rising electricity generation and steel mill capacity along the coast.

•	India coal imports have increased 22 percent year to date. Coal imports for 2010 are estimated to increase 15 to 20 percent above 2009’s 89 million tonnes.

•	Other Asian nations such as Japan are expected to continue to rebound sharply from 2009 output. Japanese steel production is likely to rise more than 20 percent in 2010, while Japan’s thermal coal imports through May are 13 percent above 2009 levels.

•	Australia exports continued at a strong pace in the second quarter, with record shipments reached at the key Dalrymple Bay port in Queensland. Australian coal exports are running 15 percent above record 2009 levels.

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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 4

•	China and India are bringing nearly 68 gigawatts of new coal-fueled capacity on line in 2010. Combined with another 20 gigawatts of new generation beginning operation around the world, new coal plants represent approximately 340 million tonnes of annual coal demand.

Overall, thermal coal imports in the Pacific are expected to rise 10 to 12 percent in 2010, reaching the 500 million tonne mark for the first time. Atlantic thermal coal imports are expected to decline nearly 20 percent as both European and U.S. coal imports contract. Global metallurgical coal imports are expected to rise nearly 30 percent, to approximately 260 million tonnes.

U.S. Markets

The U.S. market recovery has continued to advance, with electricity generation up for seven straight weeks and coal inventories dropping at more than twice the five-year average pace over the past month.

•	Coal continues to increase market share for electricity generation in 2010. Year to date, coal consumption by electricity generators is up 6 percent. Cooling degree days for the season are running an estimated 30 percent higher than the ten-year average.

•	While coal demand is increasing, U.S. coal production is running an estimated 3 percent below 2009 levels.

•	As a result, customer inventories of coal are now 8 percent below 2009 levels, and 17 percent lower than this time last year for Powder River Basin coal. The excess inventories at Central Appalachia plants are double those at Powder River Basin-sourced plants on a days-use basis.

•	Improving industry fundamentals have led to higher coal prices. In the past year, coal prices have rebounded in all regions, including more than 40 percent for Powder River Basin coal and nearly 30 percent for Illinois Basin products.

In 2010, U.S. coal exports are expected to increase 11 to 13 million tons. In addition, domestic coal demand is expected to increase 60 to 80 million tons above 2009 due to a combination of the improving economy, new coal-fueled facilities, weather and approximately

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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 5

20 million tons of coal-to-gas reversal. U.S. coal production is on pace to be 20 million tons lower than last year, leading to continuing reduction of inventories. At current utility operating rates, Powder River Basin inventories are expected to return to near-normal conditions by year end.

Peabody’s Position

Australia volumes remain on track for 27 to 29 million tons in 2010, an increase of 21 to 30 percent from 22.3 million tons in 2009. Higher volumes reflect increasing production levels as well as the second quarter commencement of shipments through the new NCIG terminal, in which Peabody controls 18 percent. The new terminal provides the company with 5 to 6 million tons of additional throughput capacity annually.

The company is securing third quarter metallurgical coal pricing consistent with industry settlements. Unpriced metallurgical coal for the fourth quarter is approximately 2.5 million tons, while the company has 9 to 10 million tons available to price during 2011. Peabody has approximately 1 million tons of Australia thermal export volumes unpriced for the fourth quarter. The company has 9 to 10 million tons of Australian thermal export coal available for pricing during 2011.

In the United States, Peabody has approximately 10 to 15 percent of its planned 2011 production available to price, nearly one-third of which is committed. The company has 50 to 55 percent of its planned 2012 production available to price.

Peabody continues to advance its development of metallurgical and thermal coal projects with the goal of raising its Australian production platform to 35 to 40 million tons per year by 2014.

•	Construction has begun on the Metropolitan Mine expansion in New South Wales to add 1 million tons per year of primarily low-cost, hard coking coal capacity by 2014. The mine accesses the seaborne markets via the unconstrained Port Kembla;

•	Peabody is extending the life of the 2 to 3 million ton Burton metallurgical coal mine in Queensland. The project is substantially permitted and final mine planning is under way. Production is expected to commence in 2012;

•	Permitting is under way to expand the Millennium Mine in Queensland to 3 to 3.5 million tons. Production of metallurgical coal from the expansion is anticipated in late 2011 with full production 2013 to 2014;

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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 6

•	Licensing and engineering are progressing for a 2 to 3 million ton thermal coal expansion at the low-cost Wilpinjong Mine by 2012 to 2013; and

•	Mine plan and environmental impact analyses are under way for the planned expansion of the Wambo complex in New South Wales and the new high quality hard coking coal Denham Mine in Queensland.

Peabody’s growing platform in Australia is supported by investments in logistical resources and increasing port access. In addition to Peabody’s ownership participation in the new NCIG terminal, Peabody is also a member of the Queensland Coal Industry Rail Group, which is advancing a proposal to privatize the Queensland coal track network.

The company continues to advance its activities to expand its presence in Asia. During the second quarter, Winsway Coking Coal Holdings Ltd. replaced Polo Resources as Peabody’s joint venture partner in Mongolia. Winsway is the leading importer of Mongolian coal into China. The new arrangement provides synergies to accelerate development of the joint venture’s Mongolian assets, which include substantial coal resources and licenses.

In the United States, the company began shipping coal from its new Bear Run Mine in Indiana in May. Sales are expected to average 3 to 3.5 million tons in 2010, ramping up to 8 million tons by 2012.

OUTLOOK

Peabody is raising the midpoint of its 2010 earnings targets, with EBITDA now targeted to be $1.7 to $1.9 billion with adjusted earnings per share of $2.60 to $3.15, excluding currency remeasurement. Third quarter 2010 EBITDA is targeted to be $475 to $550 million with adjusted earnings per share of $0.75 to $1.00.

The company continues to target 2010 sales of 240 to 260 million tons, including U.S. production of 185 to 195 million tons and Australia production of 27 to 29 million tons.

Peabody Energy is the world’s largest private-sector coal company and a global leader in clean coal solutions.  With 2009 sales of 244 million tons and $6 billion in revenues, Peabody fuels 10 percent of U.S. power and 2 percent of worldwide electricity.

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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of July 20, 2010. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect the company’s results include, but are not limited to: demand for coal in United States and international power generation and steel production markets; price volatility and demand, particularly in higher-margin products and in our trading and brokerage businesses; reductions and/or deferrals of purchases by major customers and ability to renew sales contracts; credit and performance risks associated with customers, suppliers, trading, banks and other financial counterparties; geologic, equipment, permitting and operational risks related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; impact of weather on demand, production and transportation; successful implementation of business strategies, including our Btu Conversion and generation development initiatives; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and funding requirements; replacement and development of coal reserves; access to capital and credit markets and availability and costs of credit, margin capacity, surety bonds, letters of credit, and insurance; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which we have operations or serve customers; legislation, regulations and court decisions or other government actions, including new environmental requirements affecting the use of coal; litigation, including claims not yet asserted; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).

Included in our release of financial information accounted for in accordance with generally accepted accounting principles (GAAP) are certain non-GAAP financial measures, as defined by SEC regulations.  We have defined below the non-GAAP financial measures that we use and have included in the following tables of this release reconciliations of these measures to the most directly comparable GAAP measures.

EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expense, and depreciation, depletion and amortization.  EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States generally accepted accounting principles.  Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of the company’s ability to meet debt service and capital expenditure requirements.

Adjusted Income from Continuing Operations and Adjusted EPS are defined as income from continuing operations and diluted earnings per share excluding the impact of the remeasurement of foreign income tax accounts.  Management has included these measures because, in management’s opinion, excluding such impact is a better indicator of the company’s ongoing effective tax rate and diluted earnings per share, and is therefore more useful in comparing the company’s results with prior and future periods.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended June 30, 2010, Mar. 31, 2010 and June 30, 2009 and Six Months Ended June 30, 2010 and 2009

(Dollars in Millions, Except Per Share Data)

	Quarter Ended			Six Months Ended
	June	Mar.	June	June	June
	2010	2010	2009	2010	2009
Tons Sold (In Millions)	59.7	58.3	59.4	118.0	118.9

Revenues	$1,661.4	$1,515.6	$1,338.2	$3,177.0	$2,791.2
Operating Costs and Expenses	1,174.7	1,108.7	969.9	2,283.4	2,050.6
Depreciation, Depletion and Amortization	105.1	105.5	101.2	210.6	197.5
Asset Retirement Obligation Expense	10.9	9.5	9.6	20.4	19.0
Selling and Administrative Expenses	54.1	55.4	45.6	109.5	91.7
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(1.4)	(7.3)	(10.1)	(8.7)	(13.4)
(Income) Loss from Equity Affiliates	(6.4)	1.6	6.6	(4.8)	10.7

Operating Profit	324.4	242.2	215.4	566.6	435.1
Interest Income	(1.6)	(1.0)	(1.2)	(2.6)	(4.0)
Interest Expense:
Interest Expense	48.6	50.0	48.2	98.6	99.3
Refinancing Charges	9.3	—	—	9.3	—

Interest Expense	57.9	50.0	48.2	107.9	99.3

Income from Continuing Operations Before Income Taxes	268.1	193.2	168.4	461.3	339.8
Income Tax Provision:
Provision	72.7	50.7	30.7	123.4	61.8
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	(19.3)	5.4	47.7	(13.9)	46.8

Income Tax Provision	53.4	56.1	78.4	109.5	108.6

Income from Continuing Operations, Net of Income Taxes	214.7	137.1	90.0	351.8	231.2
Income (Loss) from Discontinued Operations, Net of Income Taxes	(0.5)	(0.4)	(8.0)	(0.9)	26.0

Net Income	214.2	136.7	82.0	350.9	257.2
Less: Net Income Attributable to Noncontrolling Interests	8.0	3.0	2.8	11.0	8.0

Net Income Attributable to Common Stockholders	$206.2	$133.7	$79.2	$339.9	$249.2

Diluted EPS (1):

Income (Loss) Attributable to Common Stockholders:
Continuing Operations (2)	$0.76	$0.50	$0.32	$1.26	$0.83
Discontinued Operations	—	—	(0.03)	—	0.10

Net Income Attributable to Common Stockholders	$0.76	$0.50	$0.29	$1.26	$0.93

EBITDA	$440.4	$357.2	$326.2	$797.6	$651.6
Adjusted Diluted EPS (1):

Adjusted Income from Continuing Operations:
Continuing Operations (2)	$0.76	$0.50	$0.32	$1.26	$0.83
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	(0.07)	0.02	0.18	(0.05)	0.18

Adjusted Income from Continuing Operations	$0.69	$0.52	$0.50	$1.21	$1.01

(1)	Weighted average diluted shares outstanding were 268.3 million, 268.2 million and 267.1 million for the quarters ended June 30, 2010, Mar. 31, 2010 and June 30, 2009 and 268.3 million and 267.1 million for the six months ended June 30, 2010 and 2009, respectively. We compute EPS using a two-class method using an earnings allocation method that determines EPS separately for common stock and participating securities. As a result, it may not be possible to recalculate EPS as presented in our condensed consolidated statements of operations.

(2)	Reflects income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters Ended June 30, 2010, Mar. 31, 2010 and June 30, 2009 and Six Months Ended June 30, 2010 and 2009

	Quarter Ended			Six Months Ended
	June	Mar.	June	June	June
	2010	2010	2009	2010	2009
Revenue Summary (Dollars in Millions)

U.S. Mining Operations	$975.4	$971.5	$975.2	$1,946.9	$1,939.7
Australian Mining Operations	597.4	446.5	309.0	1,043.9	669.3
Trading and Brokerage Operations	81.8	90.1	48.4	171.9	171.9
Other	6.8	7.5	5.6	14.3	10.3

Total	$1,661.4	$1,515.6	$1,338.2	$3,177.0	$2,791.2

Tons Sold (In Millions)

Midwestern U.S. Mining Operations	7.3	7.1	8.3	14.4	16.1
Western U.S. Mining Operations	39.8	40.0	38.7	79.8	79.5
Australian Mining Operations	6.4	6.2	5.0	12.6	9.4
Trading and Brokerage Operations	6.2	5.0	7.4	11.2	13.9

Total (1)	59.7	58.3	59.4	118.0	118.9

Revenues per Ton – Mining Operations

Midwestern U.S.	$44.08	$43.71	$40.72	$43.90	$40.38
Western U.S.	16.41	16.55	16.40	16.48	16.21
Total — U.S.	20.73	20.63	20.71	20.68	20.28
Australia	92.69	71.97	62.06	82.53	71.39
Operating Costs per Ton – Mining Operations (2)

Midwestern U.S.	$34.35	$33.24	$31.93	$33.81	$31.67
Western U.S.	11.19	11.36	12.47	11.27	11.99
Total — U.S.	14.81	14.64	15.92	14.73	15.31
Australia	58.00	52.09	37.57	55.10	49.51
Gross Margin per Ton – Mining Operations (2)

Midwestern U.S.	$9.73	$10.47	$8.79	$10.09	$8.71
Western U.S.	5.22	5.19	3.93	5.21	4.22
Total — U.S.	5.92	5.99	4.79	5.95	4.97
Australia	34.69	19.88	24.49	27.43	21.88
Operating Profit Per Ton	$5.43	$4.15	$3.63	$4.80	$3.66
		Quarter Ended		Six Months Ended

	June	Mar.	June	June	June
(Dollars in Millions)	2010	2010	2009	2010	2009

EBITDA – U.S. Mining Operations	$278.7	$282.0	$225.4	$560.7	$475.7
EBITDA – Australian Mining Operations	223.6	123.3	127.7	346.9	210.9
EBITDA – Trading and Brokerage Operations	14.3	32.4	35.5	46.7	101.0
EBITDA – Resource Management (3)	(0.1)	4.4	5.6	4.3	10.1
Selling and Administrative Expenses	(54.1)	(55.4)	(45.6)	(109.5)	(91.7)
Other Operating Costs, Net (4)	(22.0)	(29.5)	(22.4)	(51.5)	(54.4)
EBITDA	440.4	357.2	326.2	797.6	651.6
Depreciation, Depletion and Amortization	(105.1)	(105.5)	(101.2)	(210.6)	(197.5)
Asset Retirement Obligation Expense	(10.9)	(9.5)	(9.6)	(20.4)	(19.0)
Operating Profit	324.4	242.2	215.4	566.6	435.1
Operating Cash Flows	292.4	164.0	40.0	456.4	231.5
Coal Reserve Lease Expenditures	—	—	63.8	—	123.6
Capital Expenditures (Excludes Acquisitions)	117.4	100.6	58.1	218.0	106.4

(1) Metallurgical coal sales totaled 2.2 million tons, 2.3 million tons and 1.0 million tons for the three months ended June 30, 2010, Mar. 31, 2010 and June 30, 2009, respectively, and 4.5 million tons and 1.9 million tons for the six months ended June 30, 2010 and 2009, respectively.
(2) Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.
(3) Includes asset sales, property management costs and revenues, and coal royalty expense.
(4) Includes Generation Development and Btu Conversion development costs, costs associated with post-mining activities, and income (losses) from equity interests.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
June 30, 2010, Mar. 31, 2010 and Dec. 31, 2009

(Dollars in Millions)

	June 30,	Mar. 31,	Dec. 31,
	2010	2010	2009
	(Unaudited)	(Unaudited)
Cash and Cash Equivalents	$1,157.0	$1,025.4	$988.8
Receivables, Net	393.7	305.6	303.0
Inventories	363.4	343.2	325.1
Assets from Coal Trading Activities, Net	197.8	278.7	276.8
Deferred Income Taxes	57.3	29.4	40.0
Other Current Assets	161.0	266.3	255.3

Total Current Assets	2,330.2	2,248.6	2,189.0
Net Property, Plant, Equipment and Mine Development	7,246.4	7,245.8	7,261.5
Investments and Other Assets	521.2	560.9	504.8

Total Assets	$10,097.8	$10,055.3	$9,955.3

Current Maturities of Debt	$35.2	$14.3	$14.1
Liabilities from Coal Trading Activities, Net	79.9	76.6	110.6
Accounts Payable and Accruals	1,101.3	1,076.1	1,187.7

Total Current Liabilities	1,216.4	1,167.0	1,312.4
Long-Term Debt	2,727.6	2,734.7	2,738.2
Deferred Income Taxes	320.5	379.7	299.1
Other Long-Term Liabilities	1,863.1	1,830.2	1,849.7

Total Liabilities	6,127.6	6,111.6	6,199.4
Stockholders’ Equity	3,970.2	3,943.7	3,755.9

Total Liabilities and Stockholders’ Equity	$10,097.8	$10,055.3	$9,955.3

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Income from Continuing Operations, Net of Income Taxes (Unaudited)
For the Quarters Ended June 30, 2010, Mar. 31, 2010 and June 30, 2009 and Six Months Ended June 30, 2010 and 2009

(Dollars in Millions)

	Quarter Ended			Six Months Ended
	June	Mar.	June	June	June
	2010	2010	2009	2010	2009
EBITDA	$440.4	$357.2	$326.2	$797.6	$651.6
Depreciation, Depletion and Amortization	105.1	105.5	101.2	210.6	197.5
Asset Retirement Obligation Expense	10.9	9.5	9.6	20.4	19.0
Interest Income	(1.6)	(1.0)	(1.2)	(2.6)	(4.0)
Interest Expense	57.9	50.0	48.2	107.9	99.3
Income Tax Provision Before Remeasurement of Foreign Income Tax Accounts	72.7	50.7	30.7	123.4	61.8

Adjusted Income from Continuing Operations (1)	195.4	142.5	137.7	337.9	278.0
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	(19.3)	5.4	47.7	(13.9)	46.8

Income from Continuing Operations, Net of Income Taxes	$214.7	$137.1	$90.0	$351.8	$231.2

Net Income Attributable to Noncontrolling Interests	$8.0	$3.0	$2.8	$11.0	$8.0

Reconciliation of EBITDA to Income from Continuing Operations, Net of Income Taxes – 2010 Targets (Unaudited)

(Dollars in Millions, Except Earnings Per Share Data)

	Quarter Ending Sept. 30, 2010		Year Ending Dec. 31, 2010
	Targeted Results		Targeted Results
	Low	High	Low	High
EBITDA	$475	$550	$1,700	$1,900
Depreciation, Depletion and Amortization	115	118	440	455
Asset Retirement Obligation Expense	13	9	40	37
Interest Income	—	(1)	(3)	(4)
Interest Expense	55	53	212	210
Refinancing Charges	—	—	9	9
Income Tax Provision Before Remeasurement of Foreign Income Tax Accounts	84	92	280	318

Adjusted Income from Continuing Operations (1)	208	279	722	875
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	—	—	(19)	(19)

Income from Continuing Operations, Net of Income Taxes	$208	$279	$741	$894

Net Income Attributable to Noncontrolling Interests	$5	$8	$15	$19

Adjusted Diluted EPS:

Adjusted Income from Continuing Operations:
Continuing Operations (2)	$0.75	$1.00	$2.67	$3.22
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	—	—	(0.07)	(0.07)

Adjusted Income from Continuing Operations	$0.75	$1.00	$2.60	$3.15

(1) In order to arrive at the numerator used to calculate adjusted diluted EPS, it is necessary to deduct net income attributable to noncontrolling interests from this amount.
(2) Reflects income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.